Exhibit (h)(1)(iii)


                                  SCHEDULE 3.1
                                      FEES

                           DATED AS OF JANUARY 1, 2002

ANNUAL ACCOUNT SERVICE FEES
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         Each Portfolio/Class
                  Equity Funds (Classes A, B and C) *-- subject to the greater of the basis point fee listed below or the minimum aggregate fee for all equity funds within the CDC Nvest Family of Funds (as defined below) of $10,059,950
                           Average Daily Net Assets**                  Fee
                           up to $5.7 billion                          0.184%
                           between $5.7 billion and $10.7 billion      0.180%
                           in excess of $10.7 billion                  0.175%

                  Fixed Income Funds (Classes A, B and C) * -- subject to the greater of the basis point fee listed below or the minimum aggregate fee for all fixed income funds within the CDC Nvest Family of Funds (as defined below) of $1,747,258
                           Average Daily Net Assets **                 Fee
                           up to $1.2 billion                          0.142%
                           between $1.2 billion and $6.2 billion       0.135%
                           in excess of $6.2 billion                   0.130%

                  Money Market Funds (Classes A, B and C) - subject to the greater of the basis point fee listed below or the minimum aggregate fee for all money market funds within the CDC Nvest Family of Funds (as defined below) of $1,503,370
                           Average Daily Net Assets **                 Fee
                           up to $650 million                          0.239%
                           between $650 million and $5.65 billion      0.200%
                           in excess of $5.65 billion                  0.195%

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Fees are billable on a monthly basis for the average daily net assets during each month. Account service fees are the higher of the basis point fees or the portfolio/class minimum.
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MONTHLY MINIMUMS

         Each Portfolio/Class
                  Equity Funds (Classes A, B and C) *                  $1,500
                  Fixed Income Funds (Classes A, B and C) *            $1,500
                  Money Market Funds (Classes A, B and C)              $1,500

                                       2

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*Class Y Shares of the Equity and Fixed Income Funds are charged an asset based, flat fee of 10 basis points.

**For purposes of calculating average daily net assets each month, all funds offered within the CDC Nvest Family of Funds for which there are exchange privileges among the funds are included by fund type (e.g., Equity, Fixed Income, Money Market), provided, however, the net assets subject to the monthly portfolio/class minimum shown above are excluded from the net assets subject to the basis point fee. As of the date hereof, the CDC Nvest Family of Funds consists of all series within the CDC Nvest Funds Trust I, CDC Nvest Funds Trust II, CDC Nvest Funds Trust III, CDC Nvest Cash Management Trust, CDC Nvest Tax Exempt Money Market Trust and CDC Nvest Companies Trust I (CDC Nvest AEW Real Estate Fund only)


IRA CUSTODIAL FEES
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         Annual Maintenance (payable by shareholders)          $15.00/Account

OUT OF POCKET EXPENSES
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Out-of-pocket expenses include, but are not limited to, confirmation statements, investor statements, postage, audio response, telephone, telecommunication and line charges, equipment (including imaging equipment and support), record storage, records retention, transcripts, microfilm, microfiche, disaster recovery capabilities, checks, forms (including year end forms), wire fees, mailing and tabulating proxies, sub-transfer agency fees including omnibus account fees and networking fees, costs associated with certain specialty products, systems, or services, as applicable (such as retirement plan recordkeeping, "Investor," "Voice," "FAN," and "Vision", electronic statements and electronic delivery initiatives), system conversion costs, and any other expenses incurred at the specific direction of the Fund.

Subject to each party's right to terminate this Agreement pursuant to Section 13 hereof, the Transfer Agent and the Fund agree that the fees set forth in this
Schedule 3.1 shall remain in effect for a period of one year from the date of this Agreement. Upon the expiration of such one year period, the Transfer Agent and the Fund hereby agree to negotiate in good faith such changes to this Schedule as they may deem necessary.

CDC NVEST FUNDS TRUST I                                CDC IXIS Asset Management
CDC NVEST FUNDS TRUST II                                 Services, Inc.
CDC NVEST FUNDS TRUST III
CDC NVEST CASH MANAGEMENT TRUST
CDC NVEST TAX EXEMPT MONEY
    MARKET TRUST


BY: /S/ JOHN T. HAILER                          BY: /S/ CHRISTOPHER L. WILSON
    John T. Hailer, President                   Christopher L. Wilson, President